EXHIBIT 1


Steven Madden, Ltd. Announces Senior Management Changes
-Richard S. Olicker Has Been Promoted to President of Steven Madden, Ltd.- -Robert Schmertz Has Been Named President of Steve Madden Women's Wholesale Division-

LONG ISLAND CITY, N.Y., Sept. 24 /PRNewswire/ -- Steven Madden, Ltd. (Nasdaq:
SHOO - news), a leading designer, wholesaler and marketer of fashion footwear for women, men, and children today announced that Richard S. Olicker, 44, the Company's Chief Operating Officer, has been promoted to President. Mr. Olicker will retain his role of Chief Operating Officer and will report directly to Jamieson Karson, Chief Executive Officer.

Mr. Olicker joined Steven Madden, Ltd. in January 2001 as Chief Operating Officer, and has been instrumental in facilitating the Company's consistent growth in both the wholesale and retail divisions. Prior to that, he spent over 12 years at Aerogroup International, Inc., the manufacturer of Aerosoles footwear, where he was one of the company's co-founders. In his new capacity, Mr. Olicker will oversee all management and operational functions of the Company.

Additionally, the Company announced that Robert Schmertz, 37, President of the David Aaron Division, has been named to the additional position of President of the Steve Madden Women's Wholesale Division. Mr. Schmertz has been with the Company for over three years, serving in various roles and in separate divisions. In his new role, Mr. Schmertz will oversee all aspects of the Company's flagship brand.

The Company separately announced that Rhonda J. Brown has resigned from the Company and its Board of Directors, effective immediately.

Jamieson Karson, Chief Executive Officer, stated, "I am pleased to announce these two appointments and look forward to both Richard's and Rob's continued contribution to the success and further growth of Steven Madden, Ltd. Moreover, I am confident in our entire senior management team's ability to lead the Company into the future."

Steven Madden, Ltd. designs and markets fashion-forward footwear for women, men and children. The shoes are sold through Steve Madden Retail Stores, Department Stores, Apparel and Footwear Specialty Stores, and on-line at http://www.stevemadden.com, http://www.stevies.com, and http://www.stevemaddenmens.com. The Company has several licenses for the Steve Madden & Stevies brands -- including outerwear, leather sportswear, eyewear, hosiery, watches, handbags, and belts -- owns and operates two retail stores under its David Aaron brand, and is the licensee for l.e.i. Footwear.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes", "belief", "expects", "intends", "anticipates" or "plans" to be uncertain and forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.